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1996 STOCK OPTION/STOCK ISSUANCE PLAN

     The Company's 1996 Stock Option/Stock Issuance Plan (the "1996 Plan") was adopted by the Board of Directors and approved by the stockholders on March 4, 1996. 665,000 shares of Common Stock have been authorized for issuance under the 1996 Plan.

     The 1996 Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals, which include officers and other key employees, non-employee directors and consultants and other independent advisors, may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the grant date,
(ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the performance of services and/or the achievement of performance goals and (iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of their fair market value on the grant date.

     The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Compensation Committee. The Compensation Committee as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

      Upon an acquisition of the Company by merger or asset sale, each outstanding option and unvested stock issuance will be subject to accelerated vesting under certain circumstances.

     The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

     Under the Automatic Option Grant Program, each individual serving as a non-employee Board member on the date the Underwriting Agreement for this Offering is executed will receive an option grant on such date for 8,000 shares of Common Stock, provided such individual has not otherwise been in the prior employ of the Company. Each individual who first becomes a non-employee Board member thereafter will receive an 8,000-share option grant on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, at each Annual Stockholders Meeting, beginning with the 1996 Annual Meeting, each individual who is to continue to serve as a non-employee Board after the meeting will receive an additional option grant to purchase 1,000 shares of Common Stock whether or not he or she is standing for reelection at that meeting or has been in the prior employ of the Company, provided such individual has served as a non-employee Board member for at least six months.

     Each automatic grant will have a maximum term of 10 years, subject to earlier termination two years following the optionee's cessation of Board service. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase should the optionee's service as a non-employee Board member cease prior to vesting in the shares. The initial 8,000-share grant will vest in three equal and successive annual installments over the optionee's period of Board service. Each additional 1,000-share grant will vest upon the optionee's completion of one year of Board service measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.



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     Common Stock purchased upon the exercise of an option must be paid for by cash or by delivery of certain previously acquired shares of Common Stock with a fair market value (as of the exercise date) equal to the option exercise price or, with the consent of the Compensation Committee under the Discretionary Option Grant Program, by delivery of the optionee's promissory note. With the Compensation Committee's approval, the employee option holder may elect to satisfy tax withholding obligations by directing the Company to withhold shares valued at the amount of the withholding obligation from the number purchased or by delivery of previously acquired shares of Common Stock.

     The Board may amend or modify the 1996 Plan at any time, subject to certain limitations. The 1996 Plan will terminate on March 3, 2006, unless sooner terminated by the Board.

     On March 4, 1996, the Board granted options to purchase 265,000 shares of Common Stock in the aggregate under the 1996 Plan to certain employees of the Company, including grants to the following executive officers: Donald Robson, 60,000 shares; Tony Saulino, 50,000 shares; and Robin Sheldon, 50,000 shares. The options vest over a four-year period measured from the grant date and have an exercise price of $11.00 per share. Such exercise price is equal to the fair market value of the Common Stock on the grant date, as determined by the Board on the basis of a number of factors, including the anticipated Offering price, and reflects the volatile nature of the stock market and the uncertainty which existed at the time of grant as to the ultimate completion of the Offering.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

     The Company does not presently have any employment contracts in effect with the Chief Executive Officer or any of the other executive officers named in the Summary Compensation Table.

     The Compensation Committee as Plan Administrator of the 1996 Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and any other executive officer or the shares of Common Stock subject to direct issuances held by such individual, in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

401(K) PLAN

     Effective October 8, 1991, and as amended from time to time, the Company adopted a tax-qualified employee savings, retirement and profit sharing plan qualified under Section 401(k) of the Internal Revenue Code (the "401(k)
Plan") under which eligible employees may elect to defer their current compensation by up to certain statutorily prescribed annual limits and to contribute such amounts to the 401(k) Plan. Contributions to the 401(k) Plan and income earned on the contributions are not taxable to employees until withdrawn from the 401(k) Plan. All employees with 1,000 hours of service who have been working with the Company for one year are eligible to participate in the 401(k) Plan. The Company matches a certain percentage of the employees' contribution and provides a discretionary profit sharing contribution based on overall profitability of the Company. Company contributions to the 401(k) Plan were $_____, $76,000, and $83,000 for the fiscal years 1993, 1994 and 1995.



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